May 5, 2009

Mr. Ronald J. Artinian
Chairman of the Audit Committee of
   The Reserve Fund and Reserve Short-Term Investment Trust

Dear Mr. Artinian,

This is to confirm that the client-auditor relationship between the Primary and U.S.
Treasury Funds, each a series of The Reserve Fund (Securities Act File No. 2-36429 and Investment Company Act File No. 811-2033) and Reserve Yield Plus Fund, a
series of the Reserve Short-Term Investment Trust (Securities Act File No. 333-
112108 and Investment Company Act File No. 811-21492) and KPMG LLP has
ceased.
Very truly yours,

cc: Mr. Bruce Bent, The Reserve Fund; and Chief Accountant, Securities and Exchange
Commission.